EXHIBIT 99.1

                               CNB FINANCIAL CORP.
                           INCENTIVE STOCK OPTION PLAN
                         AS ASSUMED BY NBT BANCORP INC.

         NBT BANCORP INC. HAS ADOPTED THE FOLLOWING STOCK OPTION PLAN TO FULFILL CERTAIN OF ITS OBLIGATIONS UNDER THE AGREEMENT AND PLAN OF MERGER AMONG NBT, ITS SUBSIDIARY NBT BANK, NATIONAL ASSOCIATION, CNB FINANCIAL CORP. ("CNB") AND ITS SUBSIDIARY CENTRAL NATIONAL BANK, CANAJOHARIE, DATED AS OF JUNE 19, 2001. UPON COMPLETION OF THE MERGER ON NOVEMBER 8, 2001, NBT ASSUMED THE CNB INCENTIVE STOCK OPTION PLAN AND THE STOCK OPTIONS GRANTED UNDER THE PLAN THAT WERE OUTSTANDING AT THE EFFECTIVE TIME OF THE MERGER. NO ADDITIONAL STOCK OPTIONS WILL BE GRANTED UNDER THE CNB FINANCIAL CORP. INCENTIVE STOCK OPTION PLAN, AS ASSUMED BY NBT BANCORP INC.

1. Preamble and Purpose. This sets forth the terms of the CNB Financial Corp. Incentive Stock Option Plan ("Plan"), as adopted by the Board of Directors of CNB Financial Corp. ("Corporation") on December 20, 1993, and approved by the shareholders of the Corporation on May 19, 1994. The purpose of the Plan is to encourage stock ownership by eligible employees of the Corporation, or of any of its subsidiaries, so that the interests of such employees will be closely associated with the interests of shareholders by reinforcing the relationship between shareholder gains and employee compensation. Stock ownership will be encouraged by granting to eligible employees, under this Plan, the right to purchase shares of the common stock of the Corporation.

2. Eligibility. The executive officers and other key employees of the Corporation, and of its Subsidiaries, shall be eligible to participate in the Plan. Participants shall be selected by the Personnel Committee based upon such facts as the eligible employee's past and potential contributions to the success, profitability, and growth of the Corporation.

3. Definitions. As used in this Plan,


   (a) "Board of Directors" shall mean the Board of Directors of the Corporation.

   (b) "Common Stock" shall mean the Common Stock, par value $5.00 per share, of the Corporation.

   (c) "Disinterested Director" shall mean a member of the Board of Directors who has not, at any time within one year prior to the member's participating in the administration of the Plan, received stock, stock options, stock appreciation rights or any other equity security of the Corporation pursuant to the Plan or any other plan of the Corporation or its affiliates.

   (d) "Eligible Employees" shall mean persons who are at the time the officers (including officers who are members of the Board of Directors) and other key employees of the Corporation or of any of its Subsidiaries.

   (e) "Market Value per Share" shall mean, at any date, the fair market value per share of the shares of Common Stock, as determined in good faith by the Personnel Committee.

   (f) "Optionee" shall mean the optionee named in an agreement evidencing an Outstanding Option.

   (g) "Option Right" shall mean the right to purchase a share of Common Stock upon exercise of an Outstanding Option.

   (h) "Outstanding Option" shall mean, at any time, an option to purchase shares of Common Stock granted pursuant to this Plan, to the extent that such option at such time has not been exercised and has not terminated, determined without regard to whether or not such option is at the time exercisable.

   (i) "Personnel Committee" shall mean the Personnel Committee of the Board of Directors.

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   (j) "Subsidiary" shall mean any corporation in which (at the time of determination) the Corporation owns or controls, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock issued by the corporation.

4. Shares Available Under Plan.
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   (a) The shares of Common Stock which may be made the subject of Option Rights pursuant to this Plan may be treasury shares or shares of original issue or a combination of the foregoing.

   (b) Subject to adjustments in accordance with Paragraph 7 of this Plan, the maximum number of shares of Common Stock which may be sold upon the exercise of Option Rights granted pursuant to this Plan shall be 50,000 shares of Common Stock which are made available for sale by virtue of this Plan.

5. Grants of Option Rights. The Personnel Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Option Rights to Eligible Employees. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

   (a) Each grant shall specify the number of shares of Common Stock to which it pertains.

   (b) Each grant shall specify an option price per share not less than the Market Value per Share on the date the Option Right is granted.

   (c) Successive grants may be made to the same Eligible Employee whether or not any Option Rights previously granted to such Eligible Employee remain unexercised.

No Eligible Employee, however, may be granted under this Plan, in the aggregate, more than 10,000 Option Rights, subject to adjustment pursuant to Paragraph 7 of this Plan.

   (d) Option Rights granted under this Plan are intended to qualify as "incentive stock options" under particular provisions of the Internal Revenue Code of 1986, as amended.

   (e) The date of grant of each option Right shall be the date of its authorization by the Personnel Committee. No Option Right shall be exercisable earlier than six months from the date of grant nor later than 10 years from such date of grant.

   (f) Upon exercise of an Option Right, the option price shall be payable (i) in cash, (ii) by the transfer to the Corporation by the Optionee of shares of Common Stock with a value (Market Value per Share times the number of shares) equal to the total option price, or (iii) by a combination of such methods of payment.

   (g) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Corporation by any officer designated by the Personnel Committee for this purpose and delivered to and accepted by the Eligible Employee and shall contain such terms and provisions, consistent with this Plan, as the Personnel Committee may approve.

   (h) No Option Rights shall be granted hereunder to any Optionee that would allow the aggregate fair market (determined at the time the Option Rights are granted) of the stock subject of all post-1986 incentive stock options, including the incentive stock option in question, which such Optionee may exercise for the first time during any calendar year, to exceed $100,000. The term "post-1986 incentive stock options" shall mean all Option Rights, which are intended to be "incentive stock options" under the Internal Revenue Code, granted on or after January 1, 1987 under any stock option plan of the Corporation or its Subsidiaries. If the Corporation shall ever be deemed to have a "parent," as such term is used in Section 422 of the Internal Revenue Code, then Stock Options intended to be "incentive stock options" under the Internal Revenue Code, granted after January 1, 1987, under such parent's stock option plans, shall be included with the terms of the definition of "post-1986 incentive stock options".

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6. Transferability. No Option Right shall be transferable by an Optionee other than by will or the laws of descent and distribution. Option Rights shall be exercisable during the Optionee's lifetime only by the Optionee.

7. Adjustments. The Personnel Committee may make or provide for such adjustments in the maximum numbers of shares of Common Stock specified in Paragraphs 4(b) and 5(c) of this Plan, in the numbers of shares of Common Stock covered by Option Rights granted hereunder, and in the prices per share applicable under such Option Rights, as the Personnel Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the corporation, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

8. Fractional Shares. The Corporation shall not be required to issue any fractional share of Common Stock pursuant to this Plan. The Personnel Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

9. Administration of the Plan.
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   (a) This Plan shall be administered by members of the Personnel Committee who are Disinterested Directors. The Personnel Committee may from time to time delegate all or any part of its authority under this Plan to a "Stock Option Committee" consisting of not less than three members of the Personnel Committee who are Disinterested Directors. To the extent of such delegation, references herein to the Personnel Committee shall include the "Stock Option Committee." No Option Right shall be granted to any member of the Personnel Committee or the "Stock Option Committee" so long as membership continues.

   (b) The interpretation and construction by the Personnel Committee of any provision of this Plan or of any agreement evidencing the grant of Option Rights and any determination by the Personnel Committee pursuant to any provision of this Plan or of any such agreement shall be final and conclusive. No member of the Personnel Committee shall be liable for any such action or determination made in good faith.

10. Amendments, Termination, Etc.
    -----------------------------

   (a) This Plan may be amended from time to time by the Board of Directors, provided that no such amendment shall (i) increase the maximum numbers of shares of Common Stock specified in Paragraphs 4(b) and 5(c) of this Plan (except that adjustments authorized by Paragraph 7 of this Plan shall not be limited by this provision), or (ii) change the definition of "Eligible Employees", without further approval by the stockholders of the Corporation.

   (b) The Personnel Committee may, with the concurrence of the affected Optionee, cancel any agreement evidencing Option Rights granted under this Plan. In the event of such cancellation, the Personnel Committee may authorize the granting of new Option Rights (which may or may not cover the same number of shares which had been the subject of the prior agreement) in such manner, at such option price and subject to the same terms, conditions and discretions as, under this Plan, would have been applicable had the cancelled Option Rights not been granted.

   (c) In the case of any Option Right not immediately exercisable in full, the Personnel Committee in its discretion may accelerate the time at which the Option Right may be exercised.

   (d) Notwithstanding any other provision of the Plan to the contrary, (i) the Plan may be terminated at any time by appropriate action of the Board of Directors, and (ii) the Plan shall terminate on December 19, 2003 without further action of the Board of Directors.



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